Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 21, 2026

Supplementing that Certain

INDENTURE

Dated as of October 15, 2024

Between

MAREX GROUP PLC, as Issuer

and

CITIBANK, N.A., as Trustee

5.680% SENIOR NOTES DUE 2031

EXHIBIT A - Form of the 5.680% Senior Notes due 2031

i

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of April 21, 2026 (this “Third Supplemental Indenture”), by and between Marex Group plc, a public limited company incorporated under the laws of England and Wales with company number 05613060 (the “Company”), having its registered office at 155 Bishopsgate, London, EC2M 3TQ, United Kingdom, and Citibank, N.A., a national banking association, as Trustee (the “Trustee”), supplements that certain Indenture, dated as of October 15, 2024, by and between the Company and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized executed and delivered the Indenture to provide for the issuance from time to time of its Debt Securities, unlimited as to aggregate principal amount, to bear interest at the rates or formulas, to mature at such times and to have such other provisions as shall be fixed and provided for in the Indenture;

WHEREAS, the Indenture provides that the Debt Securities of a series shall be in the form and shall have such terms and provisions as may be established by or pursuant to a Board Resolution and set forth in an Officer’s Certificate or as may be established in one or more supplemental indentures thereto;

WHEREAS, the Company has determined to issue a series of senior Debt Securities under the Indenture designated as the Company’s “5.680% Senior Notes due 2031” (hereinafter called the “Notes”) pursuant to the terms of this Third Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Third Supplemental Indenture; and

WHEREAS, the Company, by action duly taken, has authorized the execution of this Third Supplemental Indenture and the issuance of the Notes;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Trustee, for the benefit of each other and for the equal and ratable benefit of the Holders (as defined in the Indenture) of the Notes, hereby enter into this Third Supplemental Indenture to, among other things, establish the terms of the Notes pursuant to Section 3.01 of the Indenture and there is hereby established the Company’s “5.680% Senior Notes due 2031” as a separate series of Debt Securities (as defined in the Indenture) and such parties further agree that this Third Supplemental Indenture affects the Company’s 5.680% Senior Notes due 2031 only and not any other series of Debt Securities (as defined in the Indenture).

ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Terms Defined in the Indenture.

For purposes of this Third Supplemental Indenture and the Notes, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby (and in the case of the term “Business Day,” with respect to the Notes, the definition set forth below shall supersede and replace the definition set forth in the Indenture).

SECTION 1.2 Definitions.

For the benefit of the Holders of the Notes, Section 1.01 of the Indenture shall be amended by adding or substituting, as applicable, the following new definitions:

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law of any jurisdiction (including without limitation, the United Kingdom), relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Below Investment Grade Rating Event” means that both Rating Agencies (as defined below) shall have ceased to rate the Notes at an Investment Grade Rating on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of London and the City of New York.

“Change of Control” means the occurrence of any of the following:

(1) the consummation of a transaction (including, without limitation, any merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its subsidiaries, and the employee benefit plans of the Company or its Subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s share capital representing, in the aggregate, more than 50% of the voting power of all classes of such share capital; or

(2) a liquidation or dissolution of the Company or the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(3) any conveyance, transfer, sale, lease or other disposition (other than by way of merger or consolidation) of all or substantially all of the properties and assets of the Company and the Company’s subsidiaries, taken as a whole, to another Person (other than the Company or a subsidiary of the Company), other than:

(A) any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of the outstanding equity interests of the Company; or

(ii)

pursuant to which holders of the outstanding equity interests of the Company, immediately prior to the transaction, have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all equity interests entitled to vote generally in elections of directors or managers of the continuing or surviving or successor entity immediately after giving effect to such issuance; or

(B) any transfer of assets or similar transaction solely for the purpose of changing the Company’s jurisdiction of organization and resulting in a reclassification, conversion or exchange of the outstanding equity interests of the Company, if at all, solely into outstanding equity interests of the surviving entity or a direct or indirect parent of the surviving entity; or

(C) any conveyance, transfer, sale, lease or other disposition with or into any of the subsidiaries of the Company, so long as such conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all its properties and assets to, any other Person.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. In addition, notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock shall not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Designated Subsidiary” means any direct or indirect subsidiary now owned or hereafter acquired by the Company, directly or indirectly, for which the consolidated total assets of such subsidiary constitute, as of the last day of the most recently ended fiscal quarter, 15% or more of the consolidated total assets of the Group; provided, however, that the following shall not be Designated Subsidiaries:

(1) any Person in which the Company or any of its Subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

(2) any Person whose financial results would not be consolidated with the Company and its consolidated subsidiaries in accordance with IFRS;

(3) any Person which is a subsidiary of a Company subsidiary the common equity of which is registered under Section 12(b) or 12(g) of the Exchange Act; and

(4) any subsidiary of any Person described in clauses (1), (2) or (3) above.

“Financial Half-Year” means the period commencing on the day after one Half-Year Date and ending on the next Half-Year Date.

“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, or any successor thereto.

“Global Notes” means, individually and collectively, each of the Notes in the form of Global Securities registered in the name of the Depositary (as defined herein) or its nominee, substantially in the form of Exhibit A attached hereto.

“Group” means the Company, together with its consolidated subsidiaries as a consolidated entity.

“Half-Year Date” means each of 30 June and 31 December.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time.

“Indebtedness” means, without duplication and solely for the purposes of Section 2.5 herein, with respect to any Person, whether or not contingent:

(1) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all capitalized lease obligations of such Person;

(3) all obligations of such Person incurred or assumed as the deferred purchased price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as “Indebtedness” in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with IFRS; provided, however, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such Person prepared in accordance with IFRS:

(i)	all Indebtedness of others secured by any Lien on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such Person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch or BBB- (or the equivalent) by S&P.

“Make-Whole Redemption” has its meaning specified in the first paragraph of Section 2.3(b).

“Net Assets” means, with respect to any Person, the excess (if positive) of (a) such Person’s consolidated assets over (b) such Person’s consolidated liabilities, in each case determined in accordance with IFRS

“Par Call Date” has its meaning specified in Section 2.3(a).

“Par Call Redemption” has its meaning specified in the second paragraph of Section 2.3(b).

“Rating Agencies” means (1) each of Fitch and S&P; and (2) if either of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement agency for Fitch or S&P, or both of them, as the case may be (such nationally recognized statistical rating organization, a “Substitute Rating Agency”).

“Relevant Period” means the last day of each Financial Half-Year, with the first Relevant Period ending on 31 December 2025.

“Remaining Life” has its meaning specified in Section 2.3.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Tangible Net Worth” means, in respect of the Company, the excess of total consolidated assets over total consolidated liabilities excluding all assets which would be classified as intangible assets under IFRS and consistently applied including, but not limited to, goodwill and deferred charges.

“Treasury Rate” has its meaning specified in Section 2.3(b).

“Voting Stock” means any and all classes of shares, equity interests, participations or other equivalents of or interests in (however designated) the equity of such Person, that are, in each case, ordinarily entitled to vote in elections for directors, including preferred stock (if so entitled to vote), but excluding any debt securities convertible into such equity.

ARTICLE II.

FORM AND TERMS OF THE NOTES

SECTION 2.1 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by an Authorized Officer of the Company under Section 3.03 of the Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Third Supplemental Indenture; and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided that, to the extent of any inconsistency between the terms and provisions in the Indenture, as supplemented by this Third Supplemental Indenture, and those contained in the Notes, the Indenture, as supplemented by this Third Supplemental Indenture, shall govern.

(a) Global Notes. The Notes designated herein shall be issued initially in the form of one or more Global Securities in fully-registered permanent form, which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of outstanding Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 3.05 of the Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 3.05 of the Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a Company Order for authentication, authenticate and deliver, Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Note.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes. The Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c) Definitive Notes. Definitive Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of Exhibit A attached hereto, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (a), owners of beneficial interests in the Global Notes shall not be entitled to receive physical delivery of certificated Notes.

(d) Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(e) Paying Agent and Registrar. The Company appoints the Trustee as the initial Paying Agent of the Company for the payment of the principal of (and premium, if any) and interest on and any Additional Amounts with respect to the Notes, and the Corporate Trust Office of the Trustee shall be, and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and this Third Supplemental Indenture and the Indenture pursuant to which the Notes are to be issued may be made. The Company appoints the Trustee as the initial Security Registrar with respect to the Notes. In acting hereunder and in connection with the Notes, the Paying Agent, Registrar and Security Registrar shall act solely as an agent of the Company and shall not assume any fiduciary duty or other obligation towards or relationship of agency or trust for or with any of the owners or Holders.

SECTION 2.2 Certain Terms of the Notes.

The following terms relating to the Notes are hereby established:

(a) Title. The Notes shall constitute a series of senior Debt Securities having the title “5.680% Senior Notes due 2031.”

(b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture) shall be FIVE HUNDRED MILLION DOLLARS ($500,000,000). The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, issue and sell additional Notes (“Additional Notes”) ranking equally and ratably with the Notes in all respects (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial Interest Payment Date of such Additional Notes), provided that such Additional Notes shall be issued with the same CUSIP or other identifying number as the outstanding Notes only if they are fungible with the outstanding Notes for U.S. federal income tax purposes. Any such Additional Notes shall be consolidated and form a single series with the Notes for all purposes under the Indenture, including voting.

(c) Maturity Date. The entire outstanding principal of the Notes shall be payable on April 21, 2031 (the “Maturity Date”).

(d) Interest Rate. Subject to any adjustment pursuant to Section 2.7 below, the rate at which the Notes shall bear interest shall be 5.680% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months; the date from which interest shall accrue on the Notes shall be April 21, 2026, or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be the twenty-first day of April and October of each year, commencing on October 21, 2026; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, shall be paid, in immediately available funds, to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the sixth day of April and October (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not punctually paid or duly provided for shall forthwith cease to be payable to the respective Holders on such Regular Record Date, and such defaulted interest may be paid to the Persons in whose names the Notes (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of principal of, and premium, if any, and interest on, the Notes shall be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on the Notes may at the Company’s option be paid in immediately available funds by wire transfer to an account maintained by the payee located in the United States.

(e) Currency. The currency of denomination of the Notes is United States dollars. Payment of principal of and interest on the Notes shall be made in United States dollars.

SECTION 2.3 Optional Redemption.

(a) Applicability of Article Eleven. The provisions of Article Eleven of the Indenture shall apply to the Notes, as supplemented by Sections 2.3(b) and (c) below.

(b) Redemption Price. At any time prior to March 21, 2031 (the “Par Call Date”), the Company shall be entitled at its option to redeem the Notes, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal of the Notes to be redeemed and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the Redemption Date, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. The redemption referred to in this first paragraph (b) of Section 2.3 hereof is referred to as a “Make-Whole Redemption”.

On or after the Par Call Date, the Company shall be entitled at its option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. The redemption referred to in this second paragraph (b) of Section 2.3 hereof is referred to as a “Par Call Redemption”.

For purposes of the foregoing:

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date as follows:

(1) the Company shall select (a) the United States Treasury security maturing on the Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the Par Call Date, then the United States Treasury security with the maturity date that is closest to the Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2) if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the Par Call Date, one or more with maturity dates preceding the Par Call Date and one or more with maturity dates following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding and closest to the Par Call Date, subject to clause (3) below; or

(3) if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no obligation to determine or verify the determination of the redemption price.

(c) Notwithstanding anything in the foregoing paragraphs of Section 2.3 above, if at any time 75% or more of the aggregate principal amount of the Notes originally issued (and, for these purposes, any Additional Notes (as contemplated under Section 2.2(b) hereof), but excluding for these purposes, any Notes redeemed pursuant to a Make-Whole Redemption) have been redeemed by the Company or purchased by the Company or any of its subsidiaries, and cancelled pursuant to the Indenture, then the Company may, at its option, having given not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable and shall specify the date fixed for redemption) redeem all (but not some only) of the remaining outstanding Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, together with any accrued interest thereon to, but excluding, the date of redemption.

(d) In addition to any redemption provisions specified in or pursuant to Section 2.3 hereof, the Notes may be redeemed by the Company, at its option, in whole, but not in part, on not less than 10 nor more than 60 days’ notice, at any time at a redemption price equal to 100% of the principal amount thereof, together with accrued but unpaid interest on such Notes, if any, to (but excluding) the date fixed for redemption if, at any time, the Company determines that:

(i) in making payment under such Notes in respect of principal, interest or missed payment the Company has or will or would become obligated to pay Additional Amounts as provided in the

Indenture, provided such obligation results from a change in or amendment to the laws of a Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the date of original issuance of the Notes; or

(ii) the payment of interest in respect of the Notes has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being), as a result of any change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the date of original issuance of the Notes;

provided, however, that, in the case of clause (i) of this paragraph (d) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of such Notes then due.

Notwithstanding the foregoing, the Company may not redeem the Notes under Section 2.3(d) hereof, if the taxing jurisdiction changes under the Indenture and the Company is obligated to pay Additional Amounts as a result of a change in the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings, of the new taxing jurisdiction (each such a change, a “Change in Law”) where the Change in Law became effective on or after the date of the original issuance of the Notes but which at the time the new taxing jurisdiction became a taxing jurisdiction under the Indenture was publicly announced as being or having been adopted or formally proposed.

For the avoidance of doubt, solely with respect to the Notes, this Section 2.3(d) supersedes Section 11.08 of the Indenture.

(e) Interest Payable. On and after any Redemption Date for the Notes, interest shall cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price.

(f) Conditions Precedent. Any redemption notice given in respect of a redemption made pursuant to this Section 2.3 may be subject to the satisfaction of one or more conditions precedent set forth in the notice.

SECTION 2.4 Offer to Repurchase Upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes as described above, Holders of the Notes shall have the right to require the Company to repurchase all or any part (in minimum original principal amounts of $1,000 and integral multiples of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the then-outstanding aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall be required to mail a notice to Holders of the Notes (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described herein and in such notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions herein, the Company shall be required to comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Triggering Event provisions herein by virtue of such conflicts.

Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Trustee, acting as paying agent, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

At the Company’s request, the Trustee shall give any notice of redemption provided for under the Indenture or this Third Supplemental Indenture in the Company’s name and at the Company’s request, provided, that, the Company makes such request to the Trustee at least three (3) Business Days prior to the date by which such notice of redemption must be given to the Holders in accordance with the Indenture or this Third Supplemental Indenture.

SECTION 2.5 Covenants.

The provisions of Article Ten of the Indenture (including the obligations and rights of the Company thereunder) shall apply to the Notes. With respect to the Notes only, the following Section 10.07 is hereby added to Article Ten of the Indenture and shall only apply to the Notes:

Section 10.07 Limitations on Liens on Voting Stock of Designated Subsidiaries.

The Company covenants and agrees for the benefit of the Holders of the Notes that, for so long as any of the Notes are Outstanding, the Company shall not, and the Company shall not permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “Lien”) upon any shares of Voting Stock of any Designated Subsidiary directly or indirectly held by the Company (whether such Voting Stock are now owned or hereafter acquired) without effectively providing concurrently that the Notes (and, if the Company so elects, any other Indebtedness of the Company that is not subordinate to the Notes and with respect to which the governing instruments of such Indebtedness require the Company, or pursuant to which the Company is otherwise obligated, to provide such security) shall be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. This covenant shall not apply to Liens (i) on the securities of any entity existing at the time it becomes a Designated Subsidiary, or on any shares of capital stock or Indebtedness of or acquired from an entity merged or consolidated with or into, or otherwise acquired by the Company or any of its subsidiaries (and, in each case, any extensions, renewals or replacements thereof), (ii) existing at the time of issue of the Notes, (iii) arising out of any netting or set-off arrangement entered into by the Company or its subsidiaries in the ordinary course of banking arrangements for the purpose of netting debit and credit balances, (iv) arising out of any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by the Company or its subsidiaries for the purpose of hedging any risk to which the Company or a Subsidiary of the Company is exposed in its ordinary course trading or its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, (v) arising by operation of law and in the ordinary course of trading, (vi) arising under any trade finance instruments, (vii) arising as a result of the Company’s permitted brokerage business or (viii) on securities securing Indebtedness the principal amount of which does not exceed the greater of (A) $25,000,000 and (B) 5% of Tangible Net Worth (measured as at the most recent Relevant Period) (or its equivalent in another currency or currencies) at any time, measured at the time of incurrence.

SECTION 2.6 [Reserved].

[Reserved].

SECTION 2.7 Interest Rate Adjustments Based on Ratings Events.

(a) The interest rate payable on the Notes shall be subject to adjustments from time to time if either Rating Agency (or, as applicable, Substitute Rating Agency) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.

(b) If the rating assigned by S&P (or any Substitute Rating Agency therefor) of the Notes is downgraded to a rating set forth in the immediately following table, the interest rate on the Notes shall increase such that it shall equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the applicable rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under paragraph (c) of this Section 2.7):

S&P (and any equivalent ratings of any Substitute Rating Agency, as applicable )	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

(c) If the rating assigned by Fitch (or any Substitute Rating Agency therefor) of the Notes is downgraded to a rating set forth in the immediately following table, the interest rate on the Notes shall increase such that it shall equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the applicable rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under paragraph (b) of this Section 2.7):

Fitch (and any equivalent ratings of any Substitute Rating Agency, as applicable )	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

(d) If at any time the interest rate on the Notes has been increased and either S&P or Fitch (or, in either case, a Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes shall be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If S&P (or any Substitute Rating Agency therefor) subsequently upgrades its rating of the Notes to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, and Fitch (or any Substitute Rating Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes shall be decreased to the interest rate payable on the Notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the Notes shall be decreased so that it does not reflect any increase attributable to the upgrading rating agency). In addition, the interest rates on the Notes shall permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the Notes become rated BBB+ (or, in either case, the equivalent thereof, in the case of a Substitute Rating Agency) or higher by S&P and Fitch (or, in either case, a Substitute Rating Agency therefor), respectively (or one of these ratings if the Notes are only rated by one Rating Agency).

(e) Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of S&P or Fitch (or, in either case, a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of their initial issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

(f) No adjustments in the interest rate of the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes. If at any time S&P or Fitch ceases to provide a rating of the Notes, the Company shall use its commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency shall be substituted for the last Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt shall be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by S&P or Fitch, as applicable, in such table and (c) the interest rate on the Notes shall increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) of this Section 2.7(f)) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

(g) For so long as only one rating agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither S&P nor Fitch (nor, in either case, a Substitute Rating Agency therefor) provides a rating of the Notes, the interest rate on the Notes shall increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

(h) Any interest rate increase or decrease described above shall take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest shall not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If S&P or Fitch (or, in either case, a Substitute Rating Agency therefor) changes its rating of the Notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date shall control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such Rating Agency’s action.

(i) If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, shall be deemed to include any such additional interest, unless the context otherwise requires.

(j) The Company shall advise the Trustee and the holders of the Notes of any occurrence of a rating change that requires an interest rate increase or decrease described above.

SECTION 2.8 Reserved.

[Reserved].

SECTION 2.9 Events of Default.

The provisions of Article Five of the Indenture (including the obligations and rights of the Company thereunder and the remedies set forth therein) shall apply to the Notes. With respect to the Notes only, Section 5.01 of the Indenture is hereby replaced with the following and the following shall only apply to the Notes:

(a) An “Event of Default” with respect to the Notes means any one of the following events:

(i) failure to pay interest (including any additional interest as described under Section 2.7 hereof, if applicable) or any Additional Amounts for 30 days after the date payment on any Note is due and payable;

(ii) failure to pay principal or premium, if any, on any Note when due, either at maturity, upon any redemption, by declaration or otherwise, and, in the case of technical or administrative difficulties, such failure continues for a period of three days;

(iii) a default under any mortgage, indenture, bond, debenture, note or other evidence of indebtedness for borrowed money, in an aggregate principal amount equivalent to the greater of (x) $50 million or (y) 5.0% of the Net Assets of the Group, which default (i) is caused by the Company’s failure to pay principal of such indebtedness after any applicable grace period provided in such indebtedness on the date of such default, or (ii) results in such indebtedness being accelerated and becoming due and payable prior to its stated maturity, and such acceleration shall not have been rescinded or annulled or such Indebtedness shall not have been discharged and such default continues for a period of 30 consecutive days after written notice to the Company by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes;

(iv) failure by the Company to perform any other covenant in the Indenture or the Notes (“Other Covenants”) for 90 days after notice by the Trustee that performance was required; or

(v) the Company pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case to be adjudicated a bankrupt or insolvent;

(b) consents to the entry of a decree or an order for relief against it in an involuntary case under applicable Bankruptcy Law;

(c) consents to the appointment of a custodian of it or for all or substantially all of its property or assets in connection with a proceeding or petition under applicable Bankruptcy Law; or

(d) makes a general assignment for the benefit of its creditors;

(vi) a court of competent jurisdiction having jurisdiction of the Company enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company in an involuntary case;

(b) appoints a custodian of the Company or for all or substantially all of the assets or property of the Company; or

(c) orders the liquidation of the Company and the order or decree remains unstayed and in effect for 60 consecutive days; or

(vii) any event specified in clauses (3) or (4) of Section 5.01(a) of the Indenture.

(b) If an Event of Default relating to the payment of interest (including any additional interest), Additional Amounts or principal with respect to the Notes has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare the entire principal of the Notes to be due and payable immediately.

(c) If an Event of Default relating to the performance of Other Covenants occurs and is continuing, and a responsible officer of the Trustee has actual knowledge of such Event of Default, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare the entire principal amount of the Notes to be due and payable immediately.

(d) The holders of not less than a majority in aggregate principal amount of the Notes may, after satisfying applicable conditions described in Section 5.02 of the Indenture, rescind and annul any of the above-described declarations and consequences.

(e) If an Event of Default relating to events of the Company’s bankruptcy, insolvency, reorganization or liquidation occurs as specified under clauses (v) through (vii) of Section 2.9 above and is continuing, then the principal amount of the Notes outstanding, and any accrued interest, shall automatically become due and payable immediately, without any declaration or other act by the Trustee or any Holder.

(f) Except as provided below, no holder of Notes may institute any action against the Company under the Indenture unless:

(i) the Holder has previously given to the Trustee written notice of default and continuance of that default;

(ii) the Holders of at least 25% in outstanding principal amount of the Notes have requested in writing that the Trustee institute the action because of the event of default;

(iii) the requesting holders have offered the Trustee security and/or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

(iv) the Trustee has not instituted the action within 60 days after receipt of the request and offer of security and/or indemnity; and

(v) the Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding Notes.

(g) Notwithstanding the foregoing paragraphs (a) through (f), each Holder of Notes has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, the Notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that Holder of Notes.

SECTION 2.10 Consolidation, Merger or Sale.

(a) The provisions of Section 8.01 of the Indenture shall apply to the Notes, as supplemented by Section 2.10(b) below.

(b) With respect to the Notes only, the following provisions will be added to the end of Section 8.01 of the Indenture and shall apply only to the Notes:

In addition, the Company may, without the consent of Holders of the Notes, consolidate or merge with or into, or transfer all or substantially all of its assets to, directly or indirectly, to any Person, provided that either (a) the Company shall be the continuing entity or (b) the successor entity or Person to which the Company’s assets are transferred is an entity organized under the laws of the United States, any state of the United States or the District of Columbia, or a company organized and existing under the laws of the United Kingdom or any political subdivision thereof or any UK overseas territory (including, but not limited to, Bermuda) or any other country member of the Organisation for Economic Cooperation and Development on the date hereof (each jurisdiction of organization listed above, a “Specified Jurisdiction”), and it expressly assumes the Company’s obligations on the Notes and under the Indenture. In addition, the Company cannot effect such a transaction unless immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. Except in the case of a lease, when the Person to whom the Company’s assets are transferred has assumed the Company’s obligations under the Notes and the Indenture, the Company shall be discharged from all its obligations under the Notes and the Indenture. Notwithstanding anything in the immediately preceding paragraph, this Section 2.10(b) of this Indenture does not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction, unless the transaction or change of control was structured to include a merger or consolidation or transfer of all or substantially all of the assets the Company.

(c) The provisions of Section 8.03 of the Indenture shall not apply to the Notes.

SECTION 2.11 Purchase of Notes in the Open Market.

The Company may at any time and from time to time purchase Notes in the open market or through privately negotiated transactions or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Company may determine. If, pursuant to Section 3.09 of the Indenture, the Company surrenders, any Notes it acquires, to the Trustee for cancellation, such surrendered Notes may not be reissued or resold by the Company and shall be canceled promptly in accordance with Section 3.09 of the Indenture.

SECTION 2.12 Assumption of Obligations.

With respect to the Notes only, the following Section 8.04 is hereby added to Article Eight of the Indenture and shall apply only to the Notes:

Section 8.04 Assumption of Obligations by Holding Company of the Group; Substitution of Issuer.

A holding company of the Group (a “Successor Entity”) may, without the consent of Holders of the Notes, assume the obligations of the Company (or any corporation which shall have previously assumed the obligations of the Company) for the due and punctual payment of the principal of (and premium, if any, on), or interest on and any additional amount required to be paid in accordance with the provisions of the Indenture, as supplemented by the Third Supplemental Indenture, or the Notes and the performance of each covenant of the Indenture, as supplemented by the Third Supplemental Indenture, and the Notes on the part of the Company to be performed or observed provided, that:

(i) the Successor Entity is organized under the laws of a Specified Jurisdiction;

(ii) the Successor Entity shall expressly assume such obligations by an amendment to or supplemental indenture to the Indenture, executed by the Company and such Successor Entity, if applicable, and delivered to the Trustee, in form satisfactory to the Trustee;

(iii) such Successor Entity shall confirm in such amendment to or supplemental indenture to the Indenture that it will pay to the Holders all Additional Amounts, if any, payable pursuant to Section 10.04 in respect of the Notes (provided, however, that for these purposes such Successor Entity’s country of organization will be substituted for the references to the United Kingdom);

(iv) immediately after giving effect to such assumption of obligations, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(v) the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent herein provided relating to such assumption have been complied with.

Upon any such assumption, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with respect to the Notes and the Third Supplemental Indenture with the same effect as if such Successor Entity had been named as the Company in the Indenture and the Third Supplemental Indenture, and the Company or any legal and valid successor corporation which shall theretofore have become such in the manner prescribed herein, shall be released from all liability as obligor and issuer upon the Notes and such Indenture with respect to the Notes.

ARTICLE III.

MISCELLANEOUS

SECTION 3.1 Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Third Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture will govern and be controlling.

SECTION 3.2 [Reserved].

[Reserved].

SECTION 3.3 Trust Indenture Act Controls.

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Third Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 3.4 Governing Law.

This Third Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

SECTION 3.5 Multiple Counterparts.

The parties may sign multiple counterparts of this Third Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same Third Supplemental Indenture. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Third Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

SECTION 3.6 Severability.

Each provision of this Third Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Third Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

SECTION 3.7 Ratification.

The Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture.

SECTION 3.8 Headings.

The Section headings in this Third Supplemental Indenture are for convenience only and shall not affect the construction thereof.

SECTION 3.9 Effectiveness.

The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

SECTION 3.10 Concerning the Trustee.

In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Third Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, powers, and duties of the Trustee shall be applicable in respect of this Third Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

Marex Group plc

By:	/s/ Ian Lowitt
Name: Ian Lowitt
Title: Chief Executive Officer

Citibank, N.A.

By:	/s/ Eva Waite
Name: Eva Waite
Title: Senior Trust Officer

EXHIBIT A

Form of 5.680% Senior Notes Due 2031

[FACE OF NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

MAREX GROUP PLC

5.680% SENIOR NOTES DUE 2031

No. 00[1]

CUSIP No.:

ISIN:

Principal amount: $[    ]

MAREX GROUP PLC, a public limited company incorporated under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [    ] ($[    ]) on April 21, 2031 (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from April 21, 2026 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for at the rate of 5.680% per annum, on the twenty-first day of April and October (of each year each such date, an “Interest Payment Date”), commencing on October 21, 2026, until the principal hereof is paid or made available for payment.

1. Payment of Interest. The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date, will, as provided in the Indenture, be paid, in immediately available funds, to the Person in whose name this Note (or one or more Predecessor Debt Securities) is registered at the close of business on the sixth day of April and October (whether or not a Business Day, as defined in the Indenture referred to herein), as the case may be, next preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Debt Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

2. Place of Payment. Payment of principal, premium, if any, and interest on this Note will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on this Note may at the Company’s option be paid in immediately available funds by wire transfer to an account maintained by the payee located in the United States.

3. Time of Payment. In any case where any Interest Payment Date, the Maturity Date or any date fixed for redemption of the Notes shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this Note), payment of principal, premium, if any, or interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Maturity Date or the date so fixed for redemption or repayment, as the case may be, and no interest shall accrue in respect of the delay.

4. General. This Note is one of a duly authorized series of Debt Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of October 15, 2024, between the Company and Citibank, N.A., as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), as supplemented by a Third Supplemental Indenture thereto, dated as of April 21, 2026 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities, and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered; provided that to the extent of any inconsistency between the terms and provisions in the Indenture and those contained in this Note, the Indenture shall govern. This Note is one of a duly authorized series of Debt Securities designated as “5.680% Senior Notes due 2031” (collectively, the “Notes”), initially limited in aggregate principal amount to FIVE HUNDRED MILLION DOLLARS ($500,000,000).

5. Further Issuance. The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, issue and sell additional Debt Securities (“Additional Notes”) ranking equally and ratably with the Notes in all respects (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial Interest Payment Date of such Additional Notes), provided that such Additional Notes are fungible with the previously issued Notes for U.S. federal income tax purposes. Any such Additional Notes shall be consolidated and form a single series with the Notes for all purposes under the Indenture, including voting.

6. Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

7. Optional Redemption.

(a) At any time prior to March 21, 2031 (the “Par Call Date”), the Company will be entitled at its option to redeem the Notes, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal of the Notes to be redeemed and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the Redemption Date, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. The redemption referred to in this first paragraph of this Section 7(a) is referred to as a “Make-Whole Redemption.”

On or after the Par Call Date, the Company will be entitled at its option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. The redemption referred to in this second paragraph of this Section 7(a) is referred to as a “Par Call Redemption.”

Any redemption notice given in respect of a redemption may be subject to the satisfaction of one or more conditions precedent set forth in the notice of redemption.

For purposes of the foregoing:

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date as follows:

(1) the Company shall select (a) the United States Treasury security maturing on the Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the Par Call Date, then the United States Treasury security with the maturity date that is closest to the Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2) if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the Par Call Date, one or more with maturity dates preceding the Par Call Date and one or more with maturity dates following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding and closest to the Par Call Date, subject to clause (3) below; or

(3) if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no obligation to determine or verify the determination of the redemption price.

(b) Notwithstanding anything in Section 7(a) hereof, if at any time 75% or more of the aggregate principal amount of the Notes originally issued (and, for these purposes, any Additional Notes (as contemplated under Section 2.2(b) of the Indenture), but excluding for these purposes, any Notes redeemed pursuant to a Make-Whole Redemption) have been redeemed by the Company or purchased by the Company or any of its subsidiaries, and cancelled pursuant to the Indenture, then the Company may, at its option, having given not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable and shall specify the date fixed for redemption) redeem all (but not some only) of the remaining outstanding Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, together with any accrued interest thereon to, but excluding, the date of redemption.

(c) In addition to any redemption provisions specified in or pursuant to Sections 7(a)-(b) hereof, the Notes may be redeemed by the Company, at its option, in whole, but not in part, on not less than 10 nor more than 60 days’ notice, at any time at a redemption price equal to 100% of the principal amount thereof, together with accrued but unpaid interest on such Notes, if any, to (but excluding) the date fixed for redemption if, at any time, the Company determines that:

(2) in making payment under such Notes in respect of principal, interest or missed payment the Company has or will or would become obligated to pay Additional Amounts as provided in the Indenture, provided such obligation results from a change in or amendment to the laws of a Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the date of original issuance of the Notes; or

(3) the payment of interest in respect of the Notes has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being), as a result of any change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the date of original issuance of the Notes;

provided, however, that, in the case of clause (i) of this paragraph (c) above, no notice of redemption will be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of such Notes then due.

Notwithstanding the foregoing, the Company may not redeem the Notes under Section 7(c) hereof, if the taxing jurisdiction changes under the Indenture and the Company is obligated to pay Additional Amounts as a result of a change in the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings, of the new taxing jurisdiction (each such a change, a “Change in Law”) where the Change in Law became effective on or after the date of the original issuance of the Notes but which at the time the new taxing jurisdiction became a taxing jurisdiction under the Indenture was publicly announced as being or having been adopted or formally proposed.

8. Interest Rate Adjustments Based on Ratings Events.

(a) The interest rate payable on the Notes will be subject to adjustments from time to time if either Rating Agency (or, as applicable, Substitute Rating Agency) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.

(b) If the rating assigned by S&P (or any Substitute Rating Agency therefor) of the Notes is downgraded to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the applicable rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under this Section 8(c)):

S&P (and any equivalent ratings of any Substitute Rating Agency, as applicable )	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

(c) If the rating assigned by Fitch (or any Substitute Rating Agency therefor) of the Notes is downgraded to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the applicable rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under this Section 8(b)):

Fitch (and any equivalent ratings of any Substitute Rating Agency, as applicable )	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

(d) If at any time the interest rate on the Notes has been increased and either S&P or Fitch (or, in either case, a Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If S&P (or any Substitute Rating Agency therefor) subsequently upgrades its rating of the Notes to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, and Fitch (or any Substitute Rating Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the Notes will be decreased so that it does not reflect any increase attributable to the upgrading rating agency). In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the Notes become rated BBB+ (or, in either case, the equivalent thereof, in the case of a Substitute Rating Agency) or higher by S&P and Fitch (or, in either case, a Substitute Rating Agency therefor), respectively (or one of these ratings if the Notes are only rated by one Rating Agency).

(e) Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of S&P or Fitch (or, in either case, a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of their initial issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

(f) No adjustments in the interest rate of the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes. If at any time S&P or Fitch ceases to provide a rating of the Notes, the Company shall use its commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by S&P or Fitch, as applicable, in such table and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) of this Section 8(f)) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

(g) For so long as only one rating agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither S&P nor Fitch (nor, in either case, a Substitute Rating Agency therefor) provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

(h) Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If S&P or Fitch (or, in either case, a Substitute Rating Agency therefor) changes its rating of the Notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such Rating Agency’s action.

(i) If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest, unless the context otherwise requires.

(j) The Company shall advise the Trustee and the Holders of the Notes of any occurrence of a rating change that requires an interest rate increase or decrease described above.

9. Offer to Repurchase Upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 7 above under “Optional Redemption,” Holders of the Notes will have the right to require the Company to repurchase all or any part (in minimum original principal amounts of $1,000 and integral multiples of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the then-outstanding aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will be required to mail a notice to Holders of the Notes (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described herein and in such notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions herein, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions herein by virtue of such conflicts.

Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Trustee, acting as paying agent, an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

At the Company’s request, the Trustee shall give any notice of redemption provided for under the Indenture or the Third Supplemental Indenture in the Company’s name and at the Company’s request, provided, that, the Company makes such request to the Trustee at least three (3) Business Days prior to the date by which such notice of redemption must be given to the Holders in accordance with the Indenture or the Third Supplemental Indenture.

10. Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Events of Default, in each case which provisions shall apply to this Note.

11. Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected as described in the Indenture.

The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series to, on behalf of the Holders of all the Debt Securities of any such series, waive any past default under the Indenture with respect to such series and its consequences, with certain exceptions. Upon any such waiver, such default shall cease to exist, and any Event of Default (as defined in the Indenture) arising therefrom shall be deemed to have been cured, for every purpose of the Debt Securities of such series under the Indenture, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

12. Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of such series; (2) the Holders of not less than 25% in aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of the Outstanding Debt Securities of such series have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (3) such Holder or Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security has failed to institute any such proceeding; and (5) no direction inconsistent with such written request has been received by the Trustee during such 60-day period from the Holders of a majority in aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of the Outstanding Debt Securities of such series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other such Holders or of the Holders of Outstanding Debt Securities of any other series, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders. For the protection and enforcement of the provisions of this Section 12, each and every Holder of Debt Securities of any series and the Trustee for such series shall be entitled to such relief as can be given at law or in equity.

13. Authorized Denominations. The Notes are issuable only in registered form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

14. Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of a Debt Security of any Series is registrable in the Register, upon surrender of a Debt Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on any Debt Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Debt Securities of the same series and of like tenor, of Authorized Denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, Debt Securities of any series are exchangeable for a like aggregate principal amount of Debt Securities of the same series and of like tenor of a different Authorized Denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company and/or the Trustee may require payment of a sum sufficient to cover any tax, duty, assessment or other governmental charge payable in connection therewith.

Prior to due presentment of any Debt Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the owner hereof for all purposes, whether or not the Debt Security be overdue, and neither the Company nor the Trustee nor any such agent shall be affected by notice to the contrary.

15. Defined Terms. All terms used in this Note, which are defined in the Indenture and are not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

16. Governing Law. The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

MAREX GROUP PLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A., as Trustee

By:
Authorized Signatory

Dated:

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,

including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated: ____________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee